Exhibit 10.10

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

NS-187 LICENSE AGREEMENT

BETWEEN

NIPPON SHINYAKU CO., LTD.

AND

INNOVIVE PHARMACEUTICALS, INC.

SCHEDULE 1(G) DEVELOPMENT PROGRAM
SCHEDULE 1(X) SHINYAKU PATENT
SCHEDULE 13.3(b) INNOVIVE PATENT COUNTRIES

LICENSE AGREEMENT

This Agreement is made this 28th day of December, 2005 by and between

NIPPON SHINYAKU CO., LTD.
a company organized and existing under the laws of Japan, having its principal office and place of business at 14, Nishinosho-Monguchi-cho, Kisshoin, Minami-ku, Kyoto 601-8550, Japan (hereinafter referred to as "SHINYAKU")

and

INNOVIVE PHARMACEUTICALS, INC.
a company organized and existing under the laws of the United States, having its principal office and place of business at 555 Madison Avenue, 25th Floor, New York, NY 10022 (hereinafter referred to as "INNOVIVE").

SHINYAKU and INNOVIVE are sometimes herein individually referred to as a “PARTY” and collectively as the “PARTIES.”

WITNESSETH THAT:

WHEREAS (A), SHINYAKU is the proprietor of certain patents and patent applications relating to the COMPOUND (hereinafter defined) and possesses technical information relating to the aforementioned patents and the development, use and manufacture of the COMPOUND and the PRODUCT (hereinafter defined) formulated therefrom;

WHEREAS (B), INNOVIVE wishes to obtain an exclusive license in the TERRITORY (hereinafter defined) under the patent and technical information referred to in Recital (A) above to develop, manufacture and commercialize the PRODUCT containing the COMPOUND;

WHEREAS (C), SHINYAKU represents it has the right to grant such a license and is willing to grant to INNOVIVE such a license in the TERRITORY under the terms and conditions herein set forth;
NOW THEREFORE, it is hereby agreed as follows:

ARTICLE 1
DEFINITIONS

1.1	The following terms used in this Agreement shall have the meanings as defined hereunder:

A.
ADRs herein shall mean (i) any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have a causal relationship to the treatment; and (ii) a response to a drug which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis or therapy of disease or for modifications of physiological function.

B.
AFFILIATE herein shall mean, with respect to a PERSON (hereinafter defined), any PERSON that controls, is controlled by or is under common control with such first PERSON. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a PERSON, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or other ownership interest of such PERSON.

C.	AGREEMENT TERM herein shall have the meaning set forth in Section 19.1 hereof.

D.	COMPETITIVE PRODUCT herein shall mean any products directly competing with the PRODUCT that are small molecule inhibitors of BCR-ABL.

E.
COMPOUND herein shall mean (i) the chemical compound with a chemical name of [*], of which code name is designated as NS-187, and/or (ii) a chemical compound, the manufacture, use or sale of which would infringe (but for the license granted to INNOVIVE under this Agreement), or would be covered by, a VALID CLAIM (hereinafter defined).

F.
CONFIDENTIAL INFORMATION herein shall mean information and data relating to the COMPOUND and/or the PRODUCT including, but not limited to the INNOVIVE TECHNICAL INFORMATION (hereinafter defined) and the SHINYAKU TECHNICAL INFORMATION (hereinafter defined), and any information which is acquired, disclosed, exchanged or generated for the purposes of this Agreement.

G.	DEVELOPMENT PROGRAM shall mean a development program including the timeline of each study as set forth in SCHEDULE 1(G), which is attached hereto and made a part hereof.

H.	EFFECTIVE DATE herein shall mean the date first appearing above.

I.	EMEA herein shall mean European Medicines Evaluation Agency.

J.	FDA herein shall mean the United States Food and Drug Administration.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

K.	FIELD herein shall mean the diagnosis, prevention, treatment and cure for any disease, disorder or condition in human beings in all the therapeutic fields.

L.
HEALTH REGISTRATION herein shall mean, for any country, all governmental authorizations and/or approvals required by the competent authorities of such a country for manufacturing, marketing and selling of the PRODUCT, and for importing of the COMPOUND in such a country, including but not limited to product registration(s) and price and marketing approvals, as applicable in such a country.

M.	IND herein shall mean an Investigational New Drug Application filed with the FDA or a similar application filed with an applicable regulatory authority outside of the United States.

N.
INNOVIVE PATENT herein shall mean all patent applications and issued patents, owned and controlled by INNOVIVE or SUBLICENSEE (hereinafter defined), that both (i) INNOVIVE or SUBLICENSEE has the right to license to SHINYAKU without breaching any contractual obligation with a third party and without incurring any expense, during AGREEMENT TERM, and (ii) is derived from the use of a SHINYAKU PATENT (hereinafter defined) during AGREEMENT TERM and claims an invention or discovery that is a development or improvement of the COMPOUND or PRODUCT, which invention or discovery would (a) improve the PRODUCT’s performance with respect to the inhibition of BCR-ABL, (b) reduce production costs of the PRODUCT, (c) increase the service life of the PRODUCT, or (d) increase the PRODUCT’s marketability. The PARTIES agree that as of the Effective Date, no such INNOVIVE PATENT exists. INNOVIVE PATENT shall include all provisional applications, divisions, continuations, continuations-in-part, additions, registrations, confirmations, renewals, extensions, supplemental protection certificates, re-examinations and reissues of the above patent applications and patents.

O.
INNOVIVE TECHNICAL INFORMATION herein shall mean the following technical data, information, improvements, trade secrets, technology and/or know-how relating to the COMPOUND and/or the PRODUCT which is not covered by a patent or patent application and is necessary and/or useful in making the COMPOUND or in developing, making, using, selling or registering the PRODUCT, and which INNOVIVE and its SUBLICENSEES own, control and have the right to license to SHINYAKU without breaching any contractual obligation with a third party or any regulatory or other legal requirement and without incurring any expense, during AGREEMENT TERM. The PARTIES agree that as of the Effective Date, no such INNOVIVE TECHNICAL INFORMATION exists. This term includes, without limitation:

i)	specifications for the COMPOUND;
ii)	specifications for the PRODUCT;
iii)	chemical data on the COMPOUND;
iv)	processes, instructions, procedures and techniques for the COMPOUND and the PRODUCT;
v)	toxicological, pharmacological, pharmacokinetic data on the COMPOUND and the PRODUCT;
vi)	clinical data including ADRs;
vii)	package inserts for the PRODUCT;
viii)	commercial and marketing information;
ix)
progress reports on all studies and tests carried out by or on behalf of INNOVIVE, and data and documents obtained on each of such studies and tests, during the period before filing of an application for HEALTH REGISTRATION of the PRODUCT in any country in the TERRITORY; and

x)	copy of the documents submitted or filed for an IND to the regulatory authority in the TERRITORY or the application for HEALTH REGISTRATION of the PRODUCT in the TERRITORY.

P.	MHLW herein shall mean Ministry of Health, Labor and Welfare, the Japanese body responsible for granting HEALTH REGISTRATION in Japan.

Q.
NET SALES herein shall mean the gross invoiced sales price of the PRODUCT by INNOVIVE and its SUBLICENSEES to unrelated third parties, less the following deductions to the extent included in the gross invoiced sales price for the PRODUCT or otherwise directly paid or incurred by INNOVIVE or its SUBLICENSEES with respect to the sale of the PRODUCT:

i)	reasonable and customary discounts, credits, rebates, allowances, and adjustments; and all rejections, recalls and amounts allowed or credited for returns;
ii)	price reductions or rebates retroactively or otherwise imposed by government authorities;
iii)	sales, excise, turnover, value-added, and similar taxes assessed on the sale of the PRODUCT (but excluding income taxes);
iv)	transportation, importation and insurance directly chargeable to the sale of the PRODUCT, including packaging and freight; and

v)	bad debts and uncollected receivables provided that, in any calendar year, such deduction shall not exceed [*] percent ([*]%) of the amounts invoiced for sales of PRODUCT in that year.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

R.
NON-ROYALTY SUBLICENSE INCOME herein shall mean sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments made by SUBLICENSEES to INNOVIVE on account of sublicenses pursuant to this Agreement; provided, however, that NON-ROYALTY SUBLICENSE INCOME shall not include payments received for [*] percent ([*]%) of newly issued equity of INNOVIVE to SUBLICENSEE.

S.
PATENT COVERAGE herein shall mean, for a particular PRODUCT, that the sale of the PRODUCT, but for the license granted to INNOVIVE under this Agreement, would infringe an issued VALID CLAIM in the country in which the PRODUCT is sold.

T.
PERSON herein shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

U.	PRODUCT herein shall mean any pharmaceutical preparation suitable for administration for human use containing the COMPOUND as an active ingredient.

V.	QUARTER herein shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

W.
REASONABLE COMMERCIAL EFFORTS herein shall mean efforts which are consistent with those utilized by INNOVIVE for its own internally developed pharmaceutical products of similar market potential at a similar stage of its product life taking into account the existence of other competitive products in the marketplace or under development, the proprietary position of the product, the profitability of the product and other relevant factors.

X.
SHINYAKU PATENT herein shall mean (i) all patent applications and issued patents listed in SCHEDULE 1(X), and/or (ii) all patent applications filed and/or patents issued in any country relating to or covering the COMPOUND and/or the PRODUCT, which may be necessary or useful in developing, making, using, selling or registering the PRODUCT and which SHINYAKU owns, possesses and controls or has licensed from a third party (with the right to sublicense to INNOVIVE without breaching any contractual obligation with such a third party) during AGREEMENT TERM. SHINYAKU PATENT shall include all provisional applications, divisionals, continuations, continuations-in-part, additions, registrations, confirmations, renewals, extensions, supplemental protection certificates, re-examinations, reissues, and foreign equivalents of the above patent applications and patents. A list of the SHINYAKU PATENTS as of EFFECTIVE DATE is attached hereto as SCHEDULE 1(X) and the list shall be updated by SHINYAKU during AGREEMENT TERM.

Y.
SHINYAKU TECHNICAL INFORMATION herein shall mean all technical data, information, improvements, trade secrets, technology and/or know-how relating to the COMPOUND and/or the PRODUCT, which may be necessary or useful in developing, making, using, selling or registering the PRODUCT, and which SHINYAKU or its AFFILIATES or SUBLICENSEES has developed, develops, discovers, owns, possesses, controls or has licensed from a third party (with the right to sublicense to INNOVIVE without breaching any contractual obligation with such a third party) as of the EFFECTIVE DATE or during AGREEMENT TERM. This term includes, without limitation:

i)	specifications for the COMPOUND;
ii)	specifications for the PRODUCT;
iii)	chemical data on the COMPOUND;
iv)	processes, instructions, procedures and techniques for the COMPOUND and the PRODUCT;
v)	toxicological, pharmacological, pharmacokinetic data on the COMPOUND and the PRODUCT;
vi)	clinical data including ADRs;
vii)	all preclinical evaluations;
viii)	all safety studies;
ix)	package inserts for the PRODUCT;
x)
progress reports on all studies and tests carried out by or on behalf of SHINYAKU, and data and documents obtained on each of such studies and tests, during the period before filing of an application for HEALTH REGISTRATION of the PRODUCT in Japan;

xi)	a copy of the documents submitted or filed for an IND to the regulatory authority in Japan; or the application for HEALTH REGISTRATION of the PRODUCT in Japan;
xii)
without limiting the above, all studies necessary for an IND including the single dose 14 and 28 day toxicity studies, the GLP genotox studies, the GLP protein binding studies, the cardiosafety pharmacology studies, the plasma concentration studies, the tissue distribution studies, the metabolism studies, and the effects on CYP3A4 studies; and

xiii)
any other SHINYAKU TECHNICAL INFORMATION which shall be made available to INNOVIVE upon reasonable specific written request by INNOVIVE, provided that it is, at the time of the request, in SHINYAKU’s possession and control.

Z.
SUBLICENSEE herein shall mean any third party including AFFILIATE which is sublicensed by INNOVIVE the rights hereafter set forth in Section 2.2, or which is sublicensed by SHINYAKU the rights hereafter set forth in Section 2.4.

AA.	TERRITORY herein shall mean all countries in the world except Japan.

BB.	TRADEMARK herein shall mean any trademarks to be owned and used for the PRODUCT in the TERRITORY under this Agreement by INNOVIVE and its SUBLICENSEES.

CC.
VALID CLAIM herein shall mean a claim of any pending, issued or unexpired SHINYAKU PATENT that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction not subject to further appeal, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and (c) has not been rendered unenforceable through disclaimer, abandonment, withdrawal or otherwise.

1.2
Rules of Construction. The singular includes the plural and vice versa, words denoting any gender include all genders. Where the context so admits or requires, references to SHINYAKU, INNOVIVE, their respective AFFILIATES and SUBLICENSEES shall include their respective employees and agents.

1.3	References. References to Recitals, ARTICLES, Sections and SCHEDULES are reference to Recitals, ARTICLES, Sections and SCHEDULES of this Agreement.

1.4	Headings. The headings are for ease of reference only and are not part of this Agreement for the purpose of construction.

ARTICLE 2
GRANT OF LICENSE

2.1
License Grant to INNOVIVE. Under the terms and conditions herein set forth, SHINYAKU hereby grants to INNOVIVE an exclusive (even as to SHINYAKU) right and license, with the right to grant sublicenses pursuant to Section 2.2, in the FIELD in the TERRITORY under SHINYAKU PATENT and SHINYAKU TECHNICAL INFORMATION to make, have made, develop, have developed, import, have imported, export, have exported, use, have used, offer to sell, sell, and have sold the COMPOUND and/or the PRODUCT.

2.2
INNOVIVE’s Right to Sublicense.(a) The license granted to INNOVIVE under Section 2.1 hereof includes the right to sublicense to its AFFILIATE(s) and/or independent third parties in the TERRITORY. INNOVIVE hereby warrants that each Sublicense Agreement between INNOVIVE and its SUBLICENSEE shall be in writing and shall include a provision acknowledging that such a sublicense is subject to the terms and conditions of the license granted to INNOVIVE under this Agreement. INNOVIVE agrees to notify SHINYAKU of every name and address of such a SUBLICENSEE. (b) Any SUBLICENSEE shall have the right to grant a further sublicense, provided that (i) such further sublicense is in writing, (ii) such further sublicense includes a provision acknowledging that such sublicense is subject to the terms and conditions of the license granted to the SUBLICENSEE, and (iii) SUBLICENSEE notifies INNOVIVE of the names and addresses of such further sublicensees, such that INNOVIVE can then notify SHINYAKU of such names and addresses. (c) If this Agreement terminates for any reason, any SUBLICENSEE shall, from the effective date of such termination, automatically become a direct licensee of SHINYAKU with respect to the rights originally sublicensed to the SUBLICENSEE by INNOVIVE, and SHINYAKU agrees that it shall confirm the foregoing in writing at the request and for the benefit of the SUBLICENSEE; provided, however, that such SUBLICENSEE is not in breach of its sublicense agreement (or cures any such breach within sixty (60) days of the termination of this Agreement) and such SUBLICENSEE agrees to comply with all of the terms of this Agreement to the extent applicable from the rights originally sublicensed to it by INNOVIVE; and provided further that SHINYAKU shall not be bound by any duties or obligations contained in the sublicenses that extend beyond the duties and obligations assumed by SHINYAKU in this Agreement.

2.3
License Grant to SHINYAKU under INNOVIVE PATENT and INNOVIVE TECHNICAL INFORMATION. Under the terms and conditions herein set forth, INNOVIVE hereby grants to SHINYAKU an exclusive license, with a right to grant sublicenses pursuant to Section 2.4, under INNOVIVE PATENT and INNOVIVE TECHNICAL INFORMATION to make, have made, develop, have developed, import, have imported, use, have used, offer to sell, sell, and have sold the COMPOUND and/or the PRODUCT in the FIELD in Japan. Such a license shall be free of charge during and after AGREEMENT TERM.

2.4
SHINYAKU’s Right to Sublicense. (a) The license granted to SHINYAKU under Section 2.3 hereof includes the right to sublicense to its AFFILIATE(s) and/or independent third parties in Japan. SHINYAKU hereby warrants that each Sublicense Agreement between SHINYAKU and its SUBLICENSEE shall be in writing and shall include a provision acknowledging that such a sublicense is subject to the terms and conditions of the license granted to SHINYAKU under this Agreement. SHINYAKU agrees to notify INNOVIVE of every name and address of such a SUBLICENSEE. (b) Any SUBLICENSEE shall have the right to grant a further sublicense, provided that (i) such further sublicense is in writing, (ii) such further sublicense includes a provision acknowledging that such sublicense is subject to the terms and conditions of the license granted to the SUBLICENSEE, and (iii) SUBLICENSEE notifies SHINYAKU of the names and addresses of such further sublicensees, such that SHINYAKU can then notify INNOVIVE of such names and addresses. (c) If this Agreement terminates for any reason, any SUBLICENSEE shall, from the effective date of such termination, automatically become a direct licensee of INNOVIVE with respect to the rights originally sublicensed to the SUBLICENSEE by SHINYAKU, and INNOVIVE agrees that it shall confirm the foregoing in writing at the request and for the benefit of the SUBLICENSEE; provided, however, that such SUBLICENSEE is not in breach of its sublicense agreement (or cures any such breach within sixty (60) days of the termination of this Agreement) and such SUBLICENSEE agrees to comply with all of the terms of this Agreement to the extent applicable from the rights originally sublicensed to it by SHINYAKU; and provided further that INNOVIVE shall not be bound by any duties or obligations contained in the sublicenses that extend beyond the duties and obligations assumed by INNOVIVE in this Agreement.

ARTICLE 3
DISCLOSURE OF INFORMATION

3.1
SHINYAKU PATENT and SHINYAKU TECHNICAL INFORMATION. Promptly after EFFECTIVE DATE and from time to time thereafter during AGREEMENT TERM, SHINYAKU shall disclose to INNOVIVE: (a) all SHINYAKU TECHNICAL INFORMATION; (b) all information regarding SHINYAKU PATENT necessary or helpful for INNOVIVE (i) to carry out the DEVELOPMENT PROGRAM , (ii) to manufacture or use the COMPOUND, or PRODUCT and (iii) to generally fulfill the purposes of this Agreement.

3.2
INNOVIVE PATENT and INNOVIVE TECHNICAL INFORMATION. INNOVIVE agrees to disclose to SHINYAKU from time to time during AGREEMENT TERM all information regarding INNOVIVE PATENT and INNOVIVE TECHNICAL INFORMATION which INNOVIVE and its SUBLICENSEES may hereafter develop or acquire during AGREEMENT TERM.

ARTICLE 4
ADRs REPORTING

4.1
Procedure. During AGREEMENT TERM, INNOVIVE shall apprise SHINYAKU of its standard operating procedures for the investigation and reporting of ADRs concerning the COMPOUND and the PRODUCT. The PARTIES hereto shall then promptly develop and agree upon procedures for the exchange of ADRs concerning the COMPOUND and the PRODUCT. The PARTIES hereto shall immediately implement such agreed procedures and shall provide each other on a regular basis with any information which has become available to them and which is relevant to the safe use of the COMPOUND or the PRODUCT to the extent specified in the agreed procedures. Such procedures shall also apply to INNOVIVE’s and SHINYAKU’s SUBLICENSEES.

4.2
Further Provisions. Both as an integral part of the procedures referred to in Section 4.1 and as a separate obligation under this Agreement, further provisions concerning the reporting and notification of ADRs shall be separately agreed upon by the PARTIES hereto promptly after EFFECTIVE DATE to comply with regulatory requirements.

ARTICLE 5
UPFRONT, MILESTONE, SUBLICENSE PAYMENTS AND ROYALTIES

5.1
Consideration. In consideration of the license and right to sublicense granted to INNOVIVE by SHINYAKU hereunder, INNOVIVE agrees to make the payment in United States Dollars to SHINYAKU pursuant to Sections 5.2, 5.3 and 5.4 by bank wire transfer or electronic funds transfer to such an account as SHINYAKU shall designate at least ten (10) days before such a payment is due. For the avoidance of doubt, each payment pursuant to Sections 5.2 and 5.3 below shall be made at most only once regardless of how many indications are developed.

5.2
Upfront and Milestone Payments. Irrespective of whether the PRODUCT is developed by INNOVIVE itself or its SUBLICENSEE, INNOVIVE shall make the following payment to SHINYAKU according to the development stage as follows:

i)	Six Hundred Thousand United States Dollars (US$ 600,000) within thirty (30) days after EFFECTIVE DATE;
ii)	Two Hundred Thousand (200,000) shares of INNOVIVE common stock within thirty (30) days after EFFECTIVE DATE;

iii)
Two Hundred Thousand (200,000) shares of INNOVIVE common stock to be placed in escrow within thirty (30) days after the EFFECTIVE DATE and held in escrow until the acceptance of IND by FDA; provided that, if this Agreement expires or is terminated before the acceptance of an IND by FDA, then the aforementioned shares of INNOVIVE common stock shall be returned to INNOVIVE;

iv)	[*] United States Dollars (US$ [*]), within thirty (30) days after the acceptance of IND by FDA;
v)
[*] United States Dollars (US$ [*]) within thirty (30) days after starting the pivotal phase II clinical study specified in the DEVELOPMENT PROGRAM. The start of the said study shall be deemed to have occurred on the enrollment of the first patient;

vi)	[*] United States Dollars (US$ [*]) within thirty (30) days after acceptance of the filing of the New Drug Application (NDA) for the first indication in the United States;
vii)	[*] United States Dollars (US$ [*]) within thirty (30) days after NDA approval of the first indication in the United States; and
viii)	[*] United States Dollars (US$ [*]) within thirty (30) days after obtaining the HEALTH REGISTRATION of the first indication in Europe.

5.3
Sublicense Payments. In addition to Section 5.2, in case of the development by SUBLICENSEE, INNOVIVE shall pay the following portion of NON-ROYALTY SUBLICENSE INCOME to SHINYAKU according to the timing of execution of the Sublicense Agreement as follows:

i)	[*] percent ([*]%) of NON-ROYALTY SUBLICENSE INCOME, if INNOVIVE executes sublicense between the
EFFECTIVE DATE of this Agreement and before the enrollment of the first patient into a phase I clinical study;
ii)	[*] percent ([*]%) of NON-ROYALTY SUBLICENSE INCOME, if INNOVIVE executes sublicense between the enrollment of the first patient into a phase I clinical study and
iii)	before the enrollment of the first patient into a phase II clinical study;

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

iv)
[*] percent ([*]%) of NON-ROYALTY SUBLICENSE INCOME, if INNOVIVE executes sublicense between the enrollment of the first patient into a phase II clinical study and before NDA approval of the first indication in the United States or before obtaining HEALTH REGISTRATION of the first indication in a country outside of the United States; and

v)
[*] percent ([*]%) of NON-ROYALTY SUBLICENSE INCOME, if INNOVIVE executes sublicense after NDA approval of the first indication in the United States or after obtaining HEALTH REGISTRATION of the first indication in a country outside of the United States.

5.4	Royalties.
(a)	Royalties when PATENT COVERAGE exists. INNOVIVE shall pay the following Royalties to SHINYAKU on PRODUCTS for which PATENT COVERAGE exists:
i)	[*] percent ([*]%) of NET SALES of the PRODUCT by INNOVIVE, if INNOVIVE markets and sells the PRODUCT in the TERRITORY; or
ii)
[*] percent ([*]%) of (a) the royalty income payable to INNOVIVE from the SUBLICENSEE based on NET SALES in the TERRITORY, if SUBLICENSEE markets and sells the PRODUCT; and (b) the difference between INNOVIVE’s sales of the PRODUCT to the SUBLICENSEE and INNOVIVE’s cost of goods for such PRODUCT, if INNOVIVE manufactures (or has manufactured) and sells the PRODUCT to SUBLICENSEE for resale by SUBLICENSEE.

Such royalties shall be payable in each country in the TERRITORY on PRODUCTS for which PATENT COVERAGE exists in such country. The obligation to pay royalty under this Agreement shall be imposed only once with respect to the same unit of PRODUCT.

(b)	Royalties when PATENT COVERAGE does not exist. INNOVIVE shall pay the following Royalties to SHINYAKU on PRODUCTS for which no PATENT COVERAGE exists:
i)	[*] percent ([*]%) of NET SALES of the PRODUCT by INNOVIVE, if INNOVIVE markets and sells the PRODUCT in the TERRITORY; or
ii)	[*] percent ([*]%) of (a) the royalty income payable to INNOVIVE from the SUBLICENSEE based on NET SALES in the

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

TERRITORY, if SUBLICENSEE markets and sells the PRODUCT; and (b) the difference between INNOVIVE’s sales of the PRODUCT to the SUBLICENSEE and INNOVIVE’s cost of goods for such PRODUCT, if INNOVIVE manufactures (or has manufactured) and sells the PRODUCT to SUBLICENSEE for resale by SUBLICENSEE.

Such royalties shall be payable in each country in the TERRITORY on PRODUCTS for which PATENT COVERAGE does not exist in such country. The obligation to pay royalty under this Agreement shall be imposed only once with respect to the same unit of PRODUCT.

(c) By way of example, in the event INNOVIVE enters into an agreement to co-promote or co-market the PRODUCT, (i) if a sale of such PRODUCT is invoiced and accounted for as sale by INNOVIVE, then either Section 5.4(a)(i) or Section 5.4(b)(i) shall apply; or (ii) if a sale of such PRODUCT is invoiced and accounted for as sale by an INNOVIVE SUBLICENSEE, then either Section 5.4(a)(ii) or Section 5.4(b)(ii) shall apply.

5.5	Non-Refundability. Except as specifically provided in this Agreement, payments by INNOVIVE as set forth in ARTICLE 5 shall not be creditable or refundable for any reason.

5.6	ARTICLE 5 Definitions. Solely for the purposes of this ARTICLE 5, the term “INNOVIVE” shall include its AFFILIATES, and the term “SUBLICENSEE” shall not include AFFILIATES of INNOVIVE.

ARTICLE 6
MINIMUM SALES REQUIREMENT

In the event that the total sales of the PRODUCT sold by INNOVIVE and its AFFILIATES and SUBLICENSEES for each Period (as hereinafter defined) does not reach Minimum Sales for such period as set forth below, INNOVIVE shall pay SHINYAKU the compensation for the balance between such Minimum Sales and the actual sales during the said Period. The compensation shall be [*] percent ([*]%) of such balance.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Minimum Sales

Period 1: [*] U.S. Dollars (US $[*])
Period 2 (Full Calendar Year following Period 1): [*] U.S. Dollars (US $[*])
Period 3 (Full Calendar Year following Period 2): [*] U.S. Dollars (US $[*] Million)

The Minimum Sales for subsequent Periods shall be agreed by the PARTIES before the beginning of the applicable period. In determining the appropriate Minimum Sales, the PARTIES shall consider all relevant commercial, regulatory and scientific factors prevailing at the time including, but not limited to, the following: the approved labeling for the PRODUCT; the PRODUCT profile; market conditions; and the anticipated order of launch of the PRODUCT within the TERRITORY.

In this ARTICLE 6, Period 1 shall mean the period starting on and from the date of the first commercial sale of the PRODUCT by INNOVIVE or its SUBLICENSEES in the TERRITORY and ending on December 31 of the following year including the first anniversary date of such a first commercial sale. Subsequent Periods shall be the full calendar year following the immediately preceding Period.

ARTICLE 7
REPORTS AND ACCOUNTING

7.1
Reports, Exchange Rates. Within seventy five (75) days after the end of each QUARTER in which NET SALES occurs, INNOVIVE shall make a payment of royalty to SHINYAKU together with a written report for such QUARTER showing:

i)	NET SALES and the gross sales of the PRODUCT sold by INNOVIVE and its SUBLICENSEES for each country in the TERRITORY during

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

the QUARTER to which the report is applicable and the calculation of NET SALES from such gross sales for each such country, including the deductions set forth in Section 1.1 (Q), if any;
ii)	The exchange rates for each currency used in determining the amount of United States Dollars;
iii)	the dates of the first commercial sales of the PRODUCT in any country in the TERRITORY during the QUARTER; and
iv)	the aggregation of royalty in each country of the TERRITORY based on the calculation pursuant to Section 5.4.

Payments by INNOVIVE to SHINYAKU under this Agreement shall be made in United States Dollars. Where payments are based on NET SALES of the PRODUCT in countries other than the United States, the amount of such NET SALES expressed in the currency of such a country shall be converted into United States Dollars at the exchange rate of the last business day of the applicable QUARTER. The applicable exchange rate shall be the central rate set forth in the Financial Times as Foreign Exchange Rates.

7.2	Audits.
i)
Upon the written request of SHINYAKU, INNOVIVE shall permit an independent certified public accounting firm of internationally recognized standing, selected by SHINYAKU and reasonably acceptable to INNOVIVE, at SHINYAKU’s expense, to have access during normal business hours to such records of INNOVIVE and its SUBLICENSEES as may be reasonably necessary to verify the accuracy of the reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such a request. The accounting firm shall disclose to SHINYAKU only whether the records are correct or not and, if applicable, the specific details concerning any discrepancies. The accounting firm shall provide a copy of its report to INNOVIVE.

ii)
If the accounting firm concludes that INNOVIVE underpaid royalties during the audited period, INNOVIVE shall make additional payment within thirty (30) days after the date SHINYAKU delivers to INNOVIVE such accounting firm’s written report so concluding, unless INNOVIVE shall have a good faith dispute as to the conclusions set forth in such written report, in which case INNOVIVE shall provide written notice to the SHINYAKU within such thirty (30) day period of the nature of its disagreement with such written report. The PARTIES shall thereafter, for a period of sixty (60) days, attempt in good faith to resolve such dispute and if they are unable to do so then the matter shall be submitted to dispute resolution in accordance with ARTICLE 26 hereof.

iii)
The fees charged by such an accounting firm shall be paid by SHINYAKU; provided, however, if the audit discloses that the amount payable by INNOVIVE for the audited period is more than [*] percent ([*]%) of the amount actually paid for such a period, then INNOVIVE shall pay the reasonable fees and expenses charged by such an accounting firm.

iv)
INNOVIVE shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the SUBLICENSEE to make reports to INNOVIVE, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by SHINYAKU’s accounting firm to the same extent required of INNOVIVE under this Agreement. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of the royalties payable with respect to such a year shall be binding and conclusive upon SHINYAKU, INNOVIVE and their respective SUBLICENSEES, and INNOVIVE and its SUBLICENSEES shall be released from any liability or accountability with respect to the royalties for such a year.

7.3
Confidential Financial Information. SHINYAKU shall treat all financial information subject to review under this ARTICLE 7 or under any Sublicense Agreement as confidential, and shall cause its accounting firm to retain all such financial information in confidence as required by this Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 8
DEVELOPMENT PROGRAM

8.1
INNOVIVE Responsibility. INNOVIVE shall be solely responsible, have the authority to direct, and bear the full cost and expense, for the performance of pre-clinical studies and clinical studies, governmental approval for clinical studies, HEALTH REGISTRATION, manufacturing, marketing and sales of the PRODUCT in the TERRITORY. According to the timeline in DEVELOPMENT PROGRAM, INNOVIVE shall use REASONABLE COMMERCIAL EFFORTS to pursue the performance of pre-clinical studies, clinical studies, governmental approval for clinical studies, HEALTH REGISTRATION, manufacturing, and launch of the PRODUCT in the TERRITORY. SCHEDULE 1(G) contains INNOVIVE's current DEVELOPMENT PROGRAM for the PRODUCT in the TERRITORY. Prior to finalizing any clinical trial protocol or filing NDA or any similar application for HEALTH REGISTRATION, INNOVIVE shall advise SHINYAKU and reasonably consult with SHINYAKU regarding such a matter. Especially regarding the performance of pre-clinical studies and clinical studies, INNOVIVE agrees that the data obtained from such studies shall, to the extent permitted by law, and in compliance with the International Conference on Harmonisation Regulation (ICH) standards, be used for HEALTH REGISTRATION in Japan, and, therefore, the clinical trial protocols should be prepared considering the use of the clinical data for the Japanese HEALTH REGISTRATION. Such protocols shall be available to SHINYAKU at that time.

8.2
Progress Reports and Meetings. Each PARTY shall regularly inform the other PARTY, not less than once every three (3) months, of reports on any and all ongoing studies and procedures for HEALTH REGISTRATION conducted by INNOVIVE as specified in the DEVELOPMENT PROGRAM, or by SHINYAKU, as applicable, and the PARTIES shall exchange relevant information as required. Furthermore, both PARTIES shall have a meeting regularly, but in no event less than semi-annually, at such times and at such locations as shall be mutually agreed by the PARTIES, in order to achieve the purpose of this Section 8.2.

8.3
Publication of Clinical and Preclinical Data. Each PARTY shall provide forty-five (45) days notice to the other PARTY before publicly disclosing the results of clinical or preclinical studies conducted by INNOVIVE or by SHINYAKU, as applicable, with respect to the COMPOUND and/or the PRODUCT.

8.4
COMPOUND for DEVELOPMENT PROGRAM. At INNOVIVE’s request, SHINYAKU shall supply INNOVIVE at [*] yen per kilogram with COMPOUND manufactured and stored as ofEFFECTIVE DATE in compliance with the GLP of Japan for the support of clinical studies under an IND for PRODUCT.

8.5
HEALTH REGISTRATIONS. INNOVIVE shall be responsible for preparing and filing the application for HEALTH REGISTRATION to be submitted to the respective regulatory authorities in the TERRITORY. As of EFFECTIVE DATE, INNOVIVE shall make REASONABLE COMMERCIAL EFFORTS to submit NDA or a similar application for the PRODUCT within [*] following EFFECTIVE DATE in the United States and to obtain HEALTH REGISTRATION approval in any country in the TERRITORY, provided that INNOVIVE shall not be responsible for any delays caused by circumstances beyond its reasonable control, including but not limited to delays resulting from actions, inaction or regulatory guidance by the FDA or other authority. If any delay is anticipated, INNOVIVE shall inform SHINYAKU of the reasons for the delay and the PARTIES shall discuss whether reasonable measures may be undertaken to minimize or eliminate the delay.

8.6
Alteration of DEVELOPMENT PROGRAM. It is understood by the PARTIES hereto that the DEVELOPMENT PROGRAM may be unattainable if unforeseen material problems arise beyond the PARTIES’ reasonable control. In the event that INNOVIVE believes it necessary or desirable to alter or amend the DEVELOPMENT PROGRAM, it shall promptly advise SHINYAKU and provide details to SHINYAKU regarding the reasons for the proposed alteration or amendment prior to its adoption, and such a revised DEVELOPMENT PROGRAM shall thereafter be the DEVELOPMENT

PROGRAM. No alteration or amendment shall be made which does not take into account any reasonable suggestions made by the other PARTY.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.7
Meeting with FDA, EMEA or MHLW. (a) When INNOVIVE and/or its SUBLICENSEES have a meeting with FDA or EMEA as to the development of the PRODUCT and organize an investigator meeting in relation to the clinical trials in the TERRITORY, INNOVIVE and/or its SUBLICENSEES shall in reasonable advance inform SHINYAKU of the purpose and schedule of such a meeting, if requested by SHINYAKU, so that SHINYAKU can also attend such a meeting as an observer, provided that such an attendance is acceptable to the FDA or EMEA as appropriate. (b) When SHINYAKU and/or its SUBLICENSEES have a meeting with MHLW asto the development of the PRODUCT and organize an investigator meeting in relation to the clinical trials in Japan, SHINYAKU and/or its SUBLICENSEES shall in reasonable advance inform INNOVIVE of the purpose and schedule of such a meeting, if requested by INNOVIVE, so that INNOVIVE can also attend such a meeting as an observer, provided that such an attendance is acceptable to MHLW as appropriate.

ARTICLE 9
SECRECY

During AGREEMENT TERM and for a period of [*] ([*]) years thereafter, each PARTY shall, and shall cause its SUBLICENSEES to, hold in confidence the CONFIDENTIAL INFORMATION disclosed to it by the other PARTY by using the same degree of care (but no less than a reasonable degree of care) with which such PARTY maintains its own Confidential Information, and shall not disclose, such CONFIDENTIAL INFORMATION to any third party, nor use such CONFIDENTIAL INFORMATION for any purpose, except pursuant to, and in order to carry out, the purposes contemplated by this Agreement or with the prior written consent of the PARTY that provided such CONFIDENTIAL INFORMATION. However, this ARTICLE 9 shall not apply to the following information:

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

i)	such CONFIDENTIAL INFORMATION which is a part of the public domain prior to the disclosure by the disclosing party to the receiving party hereunder;
ii)	such CONFIDENTIAL INFORMATION which becomes a part of public domain after the disclosure by the disclosing party hereunder without any breach of this Agreement by the receiving party;
iii)	such CONFIDENTIAL INFORMATION which the receiving party can demonstrate was already in its possession prior to the disclosure by the disclosing party hereunder and at its free disposal;
iv)	such CONFIDENTIAL INFORMATION which is disclosed to the receiving party by a third party who has the right to make such a disclosure; or
v)	such CONFIDENTIAL INFORMATION which the receiving party can demonstrate was developed by it without reference to the CONFIDENTIAL INFORMATION disclosed to it by the disclosing party.

Nothing contained herein shall prevent either PARTY and its SUBLICENSEES from disclosing such CONFIDENTIAL INFORMATION to the extent that (a) such CONFIDENTIAL INFORMATION is disclosed in connection with the securing of HEALTH REGISTRATION in the TERRITORY and/or other governmental approval required to commercially market the PRODUCT, provided that the disclosing party shall take all reasonable steps to seek confidential treatment thereof; or (b) such CONFIDENTIAL INFORMATION is required to be disclosed by law for the purpose of complying with governmental regulations, provided that such a party shall give the other party prior written notice thereof and adequate opportunity to object to any such disclosure or to take all reasonable steps to seek confidential treatment thereof; (c) such CONFIDENTIAL INFORMATION is disclosed under appropriate secrecy agreement to AFFILIATES, or to SUBLICENSEES, consultants, outside contractors, clinical investigators and outside research institutions performing experiments, tests and studies on the COMPOUND and/or the PRODUCT so as to perform the purpose of this Agreement; or (d) such CONFIDENTIAL INFORMATION is disclosed to investors or potential investors, lenders, and other potential financing sources, or to a third party in connection with a merger or acquisition or proposed merger or acquisition or a license or proposed license of the technology or intellectual property licensed hereunder, and to affiliates, attorneys, accountants, stockholders, investment bankers, advisers or other consultants of the foregoing, in each case provided that the PERSON to which such disclosure is made is obligated by written agreement to keep such information confidential on essentially the same terms as set forth herein and to use such Confidential Information solely to evaluate such investment, financing, acquisition, merger or license.

ARTICLE 10
REPRESENTATIONS

10.1	SHINYAKU Representations and Warranties. SHINYAKU represents and warrants that:
i)
SHINYAKU has the full right, power and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence in breach of the provisions of this Agreement or which would otherwise conflict with the rights granted and obligations assumed in terms of this Agreement;

ii)
To the best of its knowledge, no SHINYAKU PATENT has been or shall be obtained through any intentional activity, omission or representation by SHINYAKU that would limit or affect the validity and/or enforceability of the SHINYAKU PATENT, and SHINYAKU has no knowledge or information as of EFFECTIVE DATE that would affect the validity and/or enforceability of any SHINYAKU PATENT;

iii)
To the best of its knowledge, the SHINYAKU PATENTS are not invalid or unenforceable, in whole or in part, except for information disclosed to INNOVIVE in the written report entitled “Due Diligence concerning Intellectual Property for NS-187”;

iv)
As of the EFFECTIVE DATE and during AGREEMENT TERM, SHINYAKU has and shall have the full right, power and authority to grant all of the right, title and interest in the licenses granted or to be granted to INNOVIVE under this Agreement;

v)
As of the EFFECTIVE DATE, SHINYAKU owns and controls all SHINYAKU TECHNICAL INFORMATION and has the full right, power and authority to disclose, deliver and otherwise transfer such SHINYAKU TECHNICAL INFORMATION to INNOVIVE in accordance with this Agreement;

vi)
The performance by SHINYAKU of any of the terms and conditions of this Agreement on its part to be performed does not and shall not constitute a breach of any other material agreement or understanding, written or oral, to which it is a party;

vii)
SHINYAKU has not authorized and shall not authorize any third party to practice any SHINYAKU PATENT and/or SHINYAKU TECHNICAL INFORMATION or otherwise grant rights to make, have made, import, use, offer to sell or sell the COMPOUND and/or the PRODUCT in the FIELD in the TERRITORY in breach of this Agreement;

viii)
For each SHINYAKU PATENT, in all material respects, (i) all necessary application, annuity, maintenance and renewal fees in connection with all patent and patent applications have been paid and (ii) all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the patent registrations or applications;

ix)
There are no adverse proceedings, claims or actions, including but not limited to cancellation, reexamination, interference, opposition, termination, withdrawal or other proceedings, pending or threatened, to the best of SHINYAKU's knowledge, relating to any SHINYAKU PATENT and SHINYAKU TECHNICAL INFORMATION and at the time of disclosure and delivery thereof to INNOVIVE, SHINYAKU shall, to the best of its knowledge, have the full right and legal capacity to disclose and deliver the SHINYAKU PATENT and SHINYAKU TECHNICAL INFORMATION without violating the rights of third parties;

x)
To the best of its knowledge, the practice of the licensed technology and the commercialization of any PRODUCT in the FIELD do not and shall not infringe any issued patents or other intellectual property rights owned or possessed by any third party, except for information disclosed to INNOVIVE in the written report entitled “Due Diligence concerning Intellectual Property for NS-187”;

xi)
As of EFFECTIVE DATE, neither SHINYAKU nor any of its AFFILIATES has received any charge, complaint, demand or notices of infringement or any written communications relating in any way to the possible infringement of any third party patent by the activities of SHINYAKU or its AFFILIATES prior to EFFECTIVE DATE or the activities of SHINYAKU and INNOVIVE contemplated by this Agreement, except for the letters dated March 18, 2005 and May 17, 2005 from Joseph A. Grear to SHINYAKU, and is not otherwise aware of any such possible infringement;

xii)
As of the EFFECTIVE DATE, there are no claims, judgments or settlements against or owed by SHINYAKU, or pending or threatened claims or litigation, in either case relating to or affecting the licensed technology;

xiii)	To the best of its knowledge, no third party has infringed any licensed technology in the FIELD in the TERRITORY;
xiv)
The patents and patent applications listed in SCHEDULE 1(X) constitute all of the patents and patent applications in which SHINYAKU has rights, either owned or licensed, relating to the manufacture, use or sale of the COMPOUND and/or PRODUCT as of EFFECTIVE DATE;

xv)
As of the EFFECTIVE DATE, there are no patent rights owned or controlled by SHINYAKU, other than the SHINYAKU PATENTS, which cover, or if issued would cover, the commercialization of any PRODUCT in the FIELD in the TERRITORY;

xvi)	SHINYAKU is the exclusive owner of the SHINYAKU PATENTS, all of which are free and clear of any liens, charges and encumbrances;
xvii)
In the event that any of the rights of SHINYAKU PATENTS are licensed to SHINYAKU from a third party, SHINYAKU shall not amend or modify the license agreements granting such rights to SHINYAKU, or waive any right thereunder, in any manner that would adversely affect INNOVIVE’s rights hereunder without the prior written authorization of INNOVIVE;

xviii)
No individual or third party has challenged the inventorship of any of the SHINYAKU PATENTS; SHINYAKU has no information to suggest that any individual or third party plans to challenge the inventorship of any of the SHINYAKU PATENTS; and to the best of SHINYAKU’s knowledge, the inventorship of the SHINYAKU PATENTS is correct;

xix)	None of the inventions claimed in the SHINYAKU PATENTS was supported with government funding or was conceived or reduced to practice in the performance of government funded research;

xx)	All maintenance fees, annuity fees, or other fees relating to the prosecution and/or maintenance of the SHINYAKU PATENTS have been timely paid; and
xxi)
SHINYAKU has not employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) and in the future shall not employ (or, to the best of its knowledge, use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to similar sanction of EMEA or MHLW) or, to the best knowledge of SHINYAKU, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA or MHLW), in the conduct of pre-clinical studies or clinical studies of the COMPOUND or the PRODUCT.

10.2	INNOVIVE Representations and Warranties. INNOVIVE represents and warrants that:
i)
INNOVIVE has the full right, power and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence in breach of the provisions of this Agreement or which would otherwise conflict with the rights granted and obligations assumed in terms of this Agreement;

ii)
to the best of its knowledge, no INNOVIVE PATENT shall be obtained through any intentional activity, omission or representation by INNOVIVE that would limit or destroy the validity and/or enforceability of the INNOVIVE PATENT;

iii)
the performance by INNOVIVE of any of the terms and conditions of this Agreement on its part to be performed shall not constitute a breach of any other material agreement or understanding, written or oral, to which it is a party;

iv)
INNOVIVE shall not authorize any third party to practice any INNOVIVE PATENT and/or INNOVIVE TECHNICAL INFORMATION, or otherwise grant rights, to make, have made, import, use, offer to sell or sell the PRODUCT in the FIELD in Japan;

v)
at the time of disclosure of any INNOVIVE PATENT and INNOVIVE TECHNICAL INFORMATION to SHINYAKU, INNOVIVE shall, to the best of its knowledge, have the full right and legal capacity to disclose the INNOVIVE PATENT and INNOVIVE TECHNICAL INFORMATION without violating the rights of third parties; and

vi)
INNOVIVE shall not employ (or, to the best of its knowledge, use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to similar sanction of EMEA or MHLW) or, to the best knowledge of INNOVIVE, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA or MHLW), in the conduct of pre-clinical studies or clinical studies of the COMPOUND or the PRODUCT.

10.3
Compliance with Law. INNOVIVE and SHINYAKU each represent and warrant that it shall use its best efforts to comply with all applicable laws and regulations (including e.g. cGMP, cGCP) in connection with that PARTY’S performance of its obligations and rights pursuant to this Agreement, including the regulations of the United States, EU, Japan and any other relevant nation concerning any export or other transfer of technology, services or products.

10.4
No Representations on Patent Validity. Subject to Sections 10.1 and 10.2, nothing in this Agreement or any license pursuant to this Agreement shall be construed or implied as a representation or warranty by either PARTY that any SHINYAKU PATENT or INNOVIVE PATENT is valid or enforceable, or that manufacture, exercise, use or sale of the PRODUCT under this Agreement is not an infringement of any patent owned by third parties or that such manufacture, exercise, use or sale of the PRODUCT does not otherwise infringe the rights of third parties.

10.5
Non-Warranty of any ADRs. (a) As of EFFECTIVE DATE, that the PRODUCT and the COMPOUND under SHINYAKU PATENT and/or SHINYAKU TECHNICAL INFORMATION are still in the developing stage and need further research and development, and therefore SHINYAKU shall not warrant that either the PRODUCT or the COMPOUND shall not bring about any ADRs. (b) Any PRODUCT or COMPOUND developed under INNOVIVE PATENT and/or INNOVIVE TECHNICAL INFORMATION shall be in the developing stage and need further research and development, and therefore INNOVIVE does not and shall not warrant that either the PRODUCT or the COMPOUND shall not bring about any ADRs.

10.6
Non-Warranty of Marketability. The PARTIES shall not represent or warrant that HEALTH REGISTRATION shall be obtained in all or any part of the TERRITORY or Japan and that the PRODUCT can be commercially or legally marketed in the future. SHINYAKU further represents that it is not in possession of any information, other than what has been disclosed to INNOVIVE, which indicates that the PRODUCT may not be legally marketed in the TERRITORY or Japan.

10.7	Disclaimers and Liability Limitations. Both PARTIES agree that:
i)
Except as explicitly stated in this Agreement, the patents and technical information licensed hereunder are provided “as is” and neither PARTY makes any additional representation or warranty, express or implied, with respect thereto. By way of example but not of limitation, neither PARTY makes any representation or warranty (a) of commercial utility, (b) of merchantability or fitness for a particular purpose, or (c) that the use of the patents and technical information licensed hereunder shall not infringe any patent, copyright or trademark or other proprietary rights of others.

ii)
Except as explicitly stated herein, neither PARTY shall be liable for consequential, incidental or special damages or lost profits of any nature arising from such PARTY’S activities under this Agreement; provided, however, that this limitation shall not limit the indemnification obligation of such a PARTY under ARTICLE 12 below for consequential, incidental or special damages or lost profits recovered by a third party

ARTICLE 11
SALES PROMOTION

11.1
Marketing. Within [*] following the date of HEALTH REGISTRATION (including pricing approval) in any country in the TERRITORY, INNOVIVE or its SUBLICENSEES shall use REASONABLE COMMERCIAL EFFORTS to commence marketing and commercial sales of the PRODUCT in each such country.

11.2	Sales Organization. Upon obtaining HEALTH REGISTRATION in any country in the TERRITORY, INNOVIVE, or its SUBLICENSEES, shall establish a sufficient sales organization with qualified personnel for

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

sales promotion of the PRODUCT and use REASONABLE COMMERCIAL EFFORTS, at its sole responsibility and expense, to market and promote the PRODUCT in each such country.

11.3
Sales Reports. INNOVIVE agrees to give SHINYAKU every three (3) months general information of the market situation including the progress of implementation of such sales and promotion plan in the TERRITORY.

11.4	Samples. INNOVIVE shall undertake to furnish SHINYAKU with samples of the PRODUCT, specimens of all packages, labels and package inserts, as used in the TERRITORY.

ARTICLE 12
LIABILITIES

12.1
Cross Indemnity. Each PARTY (the “Indemnifying Party”) agrees to defend, indemnify and hold the other PARTY (the “Indemnified Party”), its AFFILIATES and their respective directors, officers, employees and agents and their respective heirs and assigns harmless from all third party claims, actions, losses, damages, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees) (each, a “Loss”) arising as a result of (a) development, manufacture, use, offer for sale, sale, or distribution of the COMPOUND and/or the PRODUCT by the Indemnifying Party or its AFFILIATES or SUBLICENSEES, (b) negligence or willful misconduct of the Indemnifying Party in the performance of its obligations under this Agreement, or (c) a breach by the Indemnifying Party of any of its representations, warranties or obligations under this Agreement.

12.2
Limitation on Indemnity Obligations. A PARTY, its AFFILIATES and their respective directors, officers, employees and agents shall not be entitled to the indemnities set forth in ARTICLE 12 to the extent the Loss for which indemnification is sought was caused by the negligence, or by the reckless or intentional misconduct or omission, of such PARTY or its directors, officers, employees or agents.

12.3
Indemnification Procedure. If an Indemnified Party intends to claim indemnification under ARTICLE 12, the Indemnified Party shall notify the Indemnifying Party of any Loss in respect of which the Indemnified Party intends to claim such indemnification, and the Indemnifying Party shall assume the defense thereof. The failure to deliver notice to the Indemnifying Party within a reasonable time after the commencement of any such action shall relieve such Indemnifying Party of liability to the Indemnified Party under ARTICLE 12 only to the extent that the delay adversely affects Indemnifying Party's rights or ability to defend such claim or action. The Indemnified Party under ARTICLE 12 shall provide reasonable assistance to the Indemnifying Party and its legal representatives, at the Indemnifying Party’s expense, in the investigation of any action, claim or liability covered by this indemnification. The indemnity agreement in this ARTICLE 12 shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld unreasonably or delayed. Indemnifying Party shall not, without the written consent of Indemnified Party, settle or compromise any Loss or consent to the entry of any judgment with respect to any Loss (a) that does not release Indemnified Party from all liability with respect to such Loss or (b) which may materially adversely affect Indemnified Party or under which Indemnified Party would incur any obligation or liability, other than one as to which Indemnifying Party has an indemnity obligation hereunder. If Indemnifying Party, within ten (10) days of receiving notice of a Loss or such shorter period as may be necessary for submitting or filing a response, fails to assume the defense of such Loss or fails to notify Indemnified Party that is assuming such defense, Indemnified Party shall have the right to assume the defense, compromise or settlement of such Loss at the risk and expense of Indemnifying Party.

ARTICLE 13
PATENT INFRINGEMENT AND EXTENSION

13.1
Third Party Infringers. If either PARTY hereto becomes aware of any third party infringement of any SHINYAKU PATENT in the TERRITORY, it shall promptly inform the other PARTY and shall supply the other PARTY with all evidence possessed by the notifying PARTY pertaining to such an infringement. INNOVIVE shall have the sole right and opportunity to enforce any SHINYAKU PATENT in the TERRITORY and shall bear the full cost and expense of such an enforcement action. INNOVIVE shall reasonably consult with SHINYAKU prior to beginning and during such an enforcement action. SHINYAKU agrees to be joined as a party to the action at the request of INNOVIVE and to cooperate reasonably in such an action, including providing good faith testimony. All monies recovered upon the final judgment or settlement of any such suit shall be retained by INNOVIVE.

13.2
Patent Extensions. INNOVIVE agrees to reasonably assist SHINYAKU in taking all and any steps necessary to seek extension of any SHINYAKU PATENT in the TERRITORY wherever possible upon request of SHINYAKU thereof.

13.3	Patent Maintenance.

(a)
SHINYAKU PATENTS. Subject to the following sentence, SHINYAKU shall diligently and at its expense take all steps required to file, prosecute (including any interferences, reissue proceedings and re-examination proceedings) and maintain (including payment of any maintenance and annuity fees) the SHINYAKU PATENT in the countries listed in SCHEDULE 1(X) in the TERRITORY in full force and effect. If SHINYAKU elects not to pursue or continue the filing, prosecution (including any interferences, reissue proceedings and re-examinations) or maintenance of a SHINYAKU PATENT in a particular country listed in SCHEDULE 1(X), SHINYAKU shall so notify INNOVIVE promptly in writing and in good time to enable INNOVIVE to meet any deadlines by which an action must be taken to establish or preserve any such rights in such SHINYAKU PATENT in such country. Upon receipt of any such notice by SHINYAKU, INNOVIVE shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution (including any interferences, reissue proceedings and re-examinations) or maintenance, of such SHINYAKU PATENT, at its expense in such country. INNOVIVE shall have no obligation to pay SHINYAKU royalties on NET SALES or other consideration with respect to PRODUCT covered only by SHINYAKU PATENT in such country that INNOVIVE pursues or supports pursuant to the preceding sentence.

(b)
INNOVIVE PATENTS. Subject to the following sentence, INNOVIVE shall diligently and at its expense take all steps required to file, prosecute (including any interferences, reissue proceedings and re-examination proceedings) and maintain (including payment of any maintenance and annuity fees) the INNOVIVE PATENT in the countries listed in SCHEDULE 13.3(b) in full force and effect. If INNOVIVE elects not to pursue or continue the filing, prosecution (including any interferences, reissue proceedings and re-examinations) or maintenance of a INNOVIVE PATENT in a particular country listed in SCHEDULE 13.3(b), INNOVIVE shall so notify SHINYAKU promptly in writing and in good time to enable SHINYAKU to meet any deadlines by which an action must be taken to establish or preserve any such rights in such INNOVIVE PATENT in such country. Upon receipt of any such notice by INNOVIVE, SHINYAKU shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution (including any interferences, reissue proceedings and re-examinations) or maintenance, of such INNOVIVE PATENT, at its expense in such country. SHINYAKU shall have no obligation to pay INNOVIVE royalties on NET SALES (solely for the purposes of this Section 13.3(b), NET SALES shall apply to sales by SHINYAKU, and its AFFILIATES or SUBLICENSEES) or other consideration with respect to PRODUCT covered only by INNOVIVE PATENT in such country that SHINYAKU pursues or supports pursuant to the preceding sentence.

(c)
Cooperation. Each PARTY shall, and shall cause its SUBLICENSEES to, assist and cooperate with the other PARTY, and shall instruct its counsel to do the same, as such other PARTY may reasonably request from time to time in connection with its activities under Sections 13.3(a) and 13.3(b). Each PARTY shall keep the other PARTY currently informed of all steps to be taken in the preparation and prosecution of all applications filed by such first PARTY (the “Prosecuting Party”) according to Section 13.3(a) or 13.3(b) and shall furnish the non-Prosecuting Party with copies of such applications for Patents, amendments thereto and other related correspondence to and from patent offices. The Prosecuting Party shall provide the non-Prosecuting Party with drafts of all papers to be filed with a patent office (“Drafts”) and shall instruct its counsel to do the same. The Prosecuting Party shall provide the non-Prosecuting Party a reasonable opportunity to: (i) confer with the Prosecuting Party about the substance of Drafts, and (ii) propose changes (which proposals shall be given reasonable consideration and not be unreasonably rejected) to such Drafts before the Prosecuting Party files the submission with a patent office. The non-Prosecuting Party shall offer its comments, if any, promptly, but in no event shall the Prosecuting Party be required to delay any such submission.

ARTICLE 14
INFRINGEMENT ACTIONS BY THIRD PARTIES

(a) If INNOVIVE, or to its knowledge any of its SUBLICENSEES or customers, shall be sued by a third party for infringement of a patent because of the development, manufacture, import, use or sale of the COMPOUND or the PRODUCT in the TERRITORY, INNOVIVE shall promptly notify SHINYAKU in writing of the institution of such a suit. In such occasions, SHINYAKU shall cooperate in the defense of such a suit and furnish to INNOVIVE available evidence and assistance in its control. INNOVIVE agrees to keep SHINYAKU informed with respect to all material developments in such a lawsuit and to reasonably consult with SHINYAKU regarding the defense and any settlement of such a lawsuit. In the event that INNOVIVE shall be sued by a third party for infringement of a patent or shall receive threat of suit, then INNOVIVE shall be entitled to control the defense of and/or settle such suit or claim in its sole discretion. SHINYAKU shall promptly notify INNOVIVE in writing of the institution of a suit against SHINYAKU, or to its knowledge any of its SUBLICENSEES or customers, by a third party for infringement of a patent because of the development, manufacture, import, use or sale of the COMPOUND or the PRODUCT in Japan. (b) INNOVIVE shall have the right to credit against the royalty and other payments to be paid by INNOVIVE to SHINYAKU with respect to the sale of the PRODUCTS under ARTICLE 5 all (i) damages or costs awarded against INNOVIVE, and royalties or other payments that INNOVIVE is ordered to or agrees to pay, with respect to a suit or claim by a third party for patent infringement, including without limitation any settlement amounts paid, and (ii) any costs (including reasonable attorney fees) incurred by INNOVIVE in the defense or settlement of such suit or claim (together, the “Offset Amount”); provided, however, that such offset shall not exceed [*] percent ([*]%) of such payments otherwise due to SHINYAKU in each QUARTER pursuant to Section 7.1 under this Agreement, and further provided that any portion of the Offset Amount that is not offset in a particular QUARTER may be carried forward for offset in subsequent QUARTERS.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 15
COMPETITIVE PRODUCT

During AGREEMENT TERM, INNOVIVE shall not sell, and its SUBLICENSEES shall agree in a sublicense agreement not to sell, COMPETITIVE PRODUCT in any country of the TERRITORY without the prior written consent of SHINYAKU.

ARTICLE 16
TRADEMARK

16.1
Selection. INNOVIVE shall be responsible for the selection, registration and maintenance of all TRADEMARKS which it employs in connection with the PRODUCT in each country of the TERRITORY and shall own and control such TRADEMARKS and pay all related costs thereto.

16.2
Third Party Infringers. Each PARTY shall notify the other promptly upon learning of any actual, alleged or threatened infringement of the TRADEMARKS applicable to the PRODUCT or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offences. Only INNOVIVE shall be authorized to initiate at its own discretion legal proceedings against any infringement or threatened infringement of TRADEMARKS applicable to the PRODUCT.

ARTICLE 17
WITHHOLDING TAXES

Where any sum due to be paid to SHINYAKU hereunder is subject to any withholding or similar tax, the PARTIES shall use their reasonable best efforts to do all such acts and things and to sign all such deeds and documents as shall enable them to take advantage of any exemption from or reduction in such taxes under any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such a withholding or similar tax, INNOVIVE shall pay such a withholding or similar tax, deduct the amount paid from the amount due SHINYAKU, and secure and send to SHINYAKU proof of such a withholding or similar tax as evidence of such a payment.

ARTICLE 18
DEVELOPMENT AND MARKETING OF PRODUCT BY SHINYAKU IN JAPAN

If SHINYAKU decides to develop, market and sell the PRODUCT in Japan, SHINYAKU shall provide written notice thereof to INNOVIVE and the PARTIES agree to commence a good-faith negotiation of a supply agreement under which INNOVIVE would supply the COMPOUND and/or PRODUCT to SHINYAKU. Such agreement would include without limitation provisions under which: (a) PRODUCT supplied by INNOVIVE to SHINYAKU shall be at the cost of goods plus a premium of [*] percent ([*]%) of the cost of goods; (b) in the event that SHINYAKU decides to purchase the COMPOUND from INNOVIVE for the formulation of the PRODUCT, such COMPOUND shall be supplied at the cost of goods plus a premium of [*] percent ([*]%) of the cost of goods; and (c) if the availability of COMPOUND and/or PRODUCT is limited, then (i) INNOVIVE shall have no obligation to supply any COMPOUND and/or PRODUCT to SHINYAKU until after INNOVIVE meets supply needs in the United States; and (ii) after meeting supply needs in the United States, INNOVIVE shall supply COMPOUND and/or PRODUCT to SHINYAKU to meet SHINYAKU’s supply needs in Japan before INNOVIVE meets supply needs in the remainder of the TERRITORY.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 19
DURATION AND TERMINATION

19.1
AGREEMENT TERM. This Agreement shall commence on EFFECTIVE DATE and shall, unless sooner terminated pursuant to any provision of this Agreement, continue to be in full force as long as INNOVIVE, any AFFILIATE of INNOVIVE or any SUBLICENSEE of INNOVIVE is selling PRODUCT in any country of the TERRITORY, irrespective of the expiration, abandonment, or existence of the VALID CLAIM under the SHINYAKU PATENTS in any country of the TERRITORY.

19.2
Breach. If either PARTY fails to fulfill any of its material obligations hereunder and if such failure is not cured by the breaching PARTY within sixty (60) days after receipt of written notice thereof from the

19.3	non-breaching PARTY, then the non-breaching PARTY may elect, in its sole discretion, to terminate this Agreement in whole or with respect to any portion of the rights licensed hereunder.

19.4
Termination by INNOVIVE. INNOVIVE may terminate this Agreement, with or without cause, in whole or with respect to any portion of the rights licensed hereunder, by giving written notice to SHINYAKU, which notice shall be effective ninety (90) days after receipt by SHINYAKU. In no event may either PARTY claim against the other PARTY any right or any compensation of damages or losses caused by the termination pursuant to this paragraph.

19.5
No HEALTH REGISTRATION in the TERRITORY. In the event that, despite INNOVIVE’s REASONABLE COMMERCIAL EFFORTS to obtain HEALTH REGISTRATION from both FDA and EMEA, both FDA and EMEA refuse to approve HEALTH REGISTRATION, INNOVIVE shall give full explanation and evidences of the circumstance, including the reasons alleged for such a refusal, to SHINYAKU so that SHINYAKU may supply arguments and documentation such as to remove said refusal. In case that both FDA and EMEA should maintain its position, INNOVIVE shall have the right to terminate this Agreement forthwith in all or part of the TERRITORY by giving a written notice of termination of this Agreement to SHINYAKU. In no event may either PARTY claim against the other PARTY any right or any compensation of damages or losses caused by the termination pursuant to this paragraph.

19.6
Termination if Stoppage of PRODUCT Sales. In the event that, despite INNOVIVE’s REASONABLE COMMERCIAL EFFORTS to maintain sales of the PRODUCT both in United States and EU, both FDA and EMEA should order INNOVIVE to stop the sales of the PRODUCT in United States and EU because of possible danger to human health, INNOVIVE shall have the right to terminate this Agreement in all or part of the TERRITORY forthwith by giving a written notice of termination of this Agreement to SHINYAKU, provided that INNOVIVE gives SHINYAKU sufficient reports thereof and reasonable explanation of INNOVIVE’s decision. In no event may either PARTY claim against the other PARTY any right or any compensation of damages or losses caused by the termination pursuant to this paragraph.

19.7
Termination for Bankruptcy. Either PARTY shall have the right to terminate this Agreement immediately by delivering written notice to the other PARTY, or either PARTY may exercise its rights under Section 28.5 immediately by delivering written notice to the other PARTY, in the event that the other PARTY files for protection under the bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it and such proceeding remains undismissed or unstayed for a period of more than ninety (90) days.

19.8
Termination if No Marketing Activity. SHINYAKU may terminate this Agreement as to a specific country by giving written notice to INNOVIVE at the expiry of [*] years after EFFECTIVE DATE only in countries where no commercial sales of PRODUCT have been commenced by INNOVIVE or its SUBLICENSEE, unless INNOVIVE or its SUBLICENSEE are making REASONABLE COMMERCIAL EFFORTS to market the PRODUCT in such country and the commencement of commercial sales has been delayed by regulatory action, inaction or guidance affecting a PRODUCT or by other factors beyond the reasonable control of INNOVIVE or its SUBLICENSEE, in which case this [*] year period shall be extended for a period of time equal to the length of any such delay(s).

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 20
EFFECT OF TERMINATION

20.1	Effect of Termination. The termination of this Agreement shall:
i)	be without prejudice of the obligation of INNOVIVE to pay to SHINYAKU any sums accrued, due and payable under ARTICLES 5 and 6 hereof as though the date of termination was the last day of QUARTER;
ii)	be without prejudice to any right of, or remedy available to, either PARTY against the other in respect of anything done or omitted hereunder prior to such a termination; and
iii)	not release either PARTY from the confidentiality or liability obligations set forth in ARTICLES 9 and 12.

☐	SHINYAKU’s Rights. If this Agreement is terminated by SHINYAKU pursuant to Section 19.2 or 19.6 hereof, subject to final resolution of any proceedings brought under ARTICLE 26:
i)
INNOVIVE shall promptly return or furnish to SHINYAKU all written SHINYAKU TECHNICAL INFORMATION and, to the extent permitted by law and subject to mutual agreement of the PARTIES on reasonable confidentiality, indemnification and other provisions regarding transfer and use of the information, all INNOVIVE TECHNICAL INFORMATION in INNOVIVE’s possession. Subject to ARTICLE 9, INNOVIVE shall immediately cease to use and thereafter refrain from using SHINYAKU PATENT, SHINYAKU TECHNICAL INFORMATION and any TRADEMARK that has been used by INNOVIVE only in connection with marketing PRODUCT.

ii)	except as expressly provided herein, all rights and licenses granted to INNOVIVE by SHINYAKU shall forthwith cease and terminate;
iii)
the license granted under Section 2.3 shall survive termination and shall automatically become a non-exclusive, irrevocable, fully paid up royalty-free (only in case of the termination pursuant to Section 19.2) license, with a right to sublicense, under INNOVIVE PATENT and INNOVIVE TECHNICAL INFORMATION existing as of the termination date of this Agreement, to make, have made, develop, have developed, import, have imported, use, have used, offer to sell, sell and have sold the COMPOUND and/or the PRODUCT in the FIELD in any country of the world;

iv)
at the option of SHINYAKU, and for each country in the TERRITORY, INNOVIVE shall either (a) transfer, free of charge, to SHINYAKU or the company designated by SHINYAKU, HEALTH REGISTRATION and other relevant authorizations, permits or licenses which INNOVIVE and its SUBLICENSEE hold in connection with the PRODUCT on the date of termination if and to the extent permissible under the laws of such a country, or (b) cancel some or all of such HEALTH REGISTRATION in such a country; and

v)	SHINYAKU shall have the right to claim to INNOVIVE any compensation of damages or losses caused by the termination.

INNOVIVE shall make its personnel and other resources reasonably available to SHINYAKU as necessary to effect an orderly transition of development or commercialization responsibilities with the cost of such resources and personnel to be borne by SHINYAKU after the effective date of termination.

20.2	INNOVIVE’s Rights. If this Agreement is terminated by INNOVIVE pursuant to Section 19.2 or 19.6 hereof, subject to final resolution of any proceedings brought under ARTICLE 26:
i)
SHINYAKU shall promptly return or furnish to INNOVIVE all written INNOVIVE TECHNICAL INFORMATION and SHINYAKU TECHNICAL INFORMATION in SHINYAKU’s possession and SHINYAKU shall immediately cease to use and thereafter refrain from using all such information;

ii)	except as expressly provided herein, all rights and licenses granted to SHINYAKU by INNOVIVE shall forthwith cease and terminate;
iii)
the license granted under Section 2.1 shall survive termination and shall automatically become a non-exclusive, fully paid up, irrevocable, royalty-free license, with a right to sublicense, in the FIELD in the TERRITORY under SHINYAKU PATENT and SHINYAKU TECHNICAL INFORMATION to make, have made, develop, have developed, import, have imported, use, have used, offer to sell, sell, and have sold the COMPOUND and/or the PRODUCT; and

iv)	INNOVIVE shall have the right to claim to SHINYAKU any compensation of damages or losses caused by the termination.

20.3
Additional Rights. Any termination under Section 19.2 above shall be in addition to, and not in substitution for or condition to, the pursuit of other remedies that might be available to the terminating PARTY under this Agreement or in law or equity. Without limiting the foregoing, in the event of a breach of this Agreement, the non-breaching PARTY, without exercising any right of termination otherwise available to it, may pursue remedies for damages or other relief under the procedures set forth in ARTICLE 26 of this Agreement.

20.4
Termination Pursuant to Section 19.3, 19.4 or 19.5. If this Agreement is terminated by INNOVIVE pursuant to Section 19.3, 19.4 or 19.5 hereof, subject to final resolution of any proceedings brought under ARTICLE 26, SHINYAKU shall have the rights set forth in Section 20.2(i), Section 20.2(ii), Section 20.2(iii) except for “fully paid up royalty-free” and Section 20.2(iv).

20.5
Termination Pursuant to Section 19.7. If this Agreement is terminated with respect to a specific country pursuant to Section 19.7, subject to final resolution of any proceedings brought under ARTICLE 26, SHINYAKU shall have the rights set forth in Section 20.2(i), Section 20.2(ii), Section 20.2(iii) except for “fully paid up royalty-free” and Section 20.2(iv), but shall have such rights solely in such specific country.

20.6
Termination Pursuant to Section 19.3, 19.4, 19.5, 19.6 or 19.7. If this Agreement is terminated pursuant to Section 19.3, Section 19.4, Section 19.5 or Section 19.6 hereof, or is terminated with respect to a specific country pursuant to Section 19.7 hereof, SHINYAKU shall pay INNOVIVE [*]% of NET SALES (solely for the purposes of this Section 20.7, NET SALES shall apply to sales by SHINYAKU, and its AFFILIATES or SUBLICENSEES) in the TERRITORY in the event that SHINYAKU’s manufacturing, using, selling, offering for sale, developing or importing the COMPOUND or the PRODUCT employs an INNOVIVE PATENT or INNOVIVE TECHNICAL INFORMATION, or would infringe (but for the license granted to INNOVIVE under this Agreement), or would be covered by, a VALID CLAIM (solely for purposes of this Section 20.7, VALID CLAIM shall apply to claims of INNOVIVE PATENTS and not to claims of SHINYAKU PATENTS).

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 21
NOTICES

Any notice, request, demand or other communication to be given or made to either PARTY shall, unless otherwise expressly provided herein or subsequently agreed to in writing, be deemed to have been delivered upon the fifth (5th) business day after having been deposited in first class airmail, postage prepaid, return receipt requested, in an envelope addressed, or if sent by confirmed telefax (with a mailed copy as aforesaid) or by express mail courier with confirmed receipt, the next business day after transmitted, to the following:

If to SHINYAKU:	Licensing & Business Development Dept.
NIPPON SHINYAKU CO., LTD.
14, Nishinosho-monguchi-cho Kisshoin, Minami-ku,
Kyoto 601-8550, JAPAN
Telefax: +81-75-321-9019

If to INNOVIVE:	Business Development
INNOVIVE PHARMACEUTICALS, INC.
555 Madison Avenue, 25th Floor, New York, NY 10022
Telefax: +1-212-716-1811

The PARTIES shall designate contact persons to communicate with respect to normal activities associated with the DEVELOPMENT PROGRAM, ADRs and marketing activities.

ARTICLE 22
FORCE MAJEURE

Neither PARTY hereto shall be liable to the other PARTY for any failure or delay in the performance of any of its obligations hereunder for the period and to the extent such a failure or delay is caused by riots, civil commotion, wars, hostilities, laws, orders, regulations, embargoes, action by the government or any government agency, acts of God, earthquakes, floods, storms, fires, accidents, explosions, epidemics, quarantine restrictions, or other similar or different contingencies beyond the reasonable control of the respective PARTIES. The PARTY affected shall immediately notify the other of the circumstances and shall take such a reasonable action as may be necessary to avoid, minimize or remove the cause of such a non-performance.

ARTICLE 23
ASSIGNMENT

This Agreement, licenses granted hereby or any of rights, duties and obligations hereof shall not be assigned by either PARTY hereto either totally or in part, to any third party without the prior written consent of the other PARTY; provided, however, that INNOVIVE or SHINYAKU may without such a consent but with prior written notice to the other PARTY, assign this Agreement and its rights and obligations hereunder: (i) to an AFFILIATE; or (ii) in the event of its sale of substantially all of its assets, merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. The rights and obligations of the PARTIES under this Agreement shall inure to the benefit of and shall be binding upon the successors and assignees of the PARTIES.

ARTICLE 24
WAIVER

The failure on the part of SHINYAKU or INNOVIVE to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor a bar of the exercise or enforcement thereof at any time or times thereafter.

ARTICLE 25
GOVERNING LAW

This Agreement shall be governed and construed under the laws of the State of New York in the United States.

ARTICLE 26
DISPUTE RESOLUTION

26.1
Negotiation of PARTIES. In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement, the performance of either PARTY under this Agreement or any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or law (a “Dispute”), either PARTY may at any time provide the other PARTY written notice specifying the terms of such Dispute in reasonable detail. As soon as practicable after receipt of such notice, the Chief Executive Officers of both INNOVIVE and SHINYAKU (“Heads”) shall meet at a mutually agreed upon time and location for the purpose of resolving such Dispute. The Heads shall engage in good faith discussions and/or negotiations for a period of up to thirty (30) days to resolve the Dispute or negotiate an interpretation or revision of the applicable portion of this Agreement which is mutually agreeable to both PARTIES, without the necessity of formal procedures relating thereto.

26.2
Arbitration. In the event any Dispute is not resolved by the Heads pursuant to Section 26.1, then the PARTIES shall resolve such Dispute by final and binding arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce except to the extent such rules are inconsistent with this ARTICLE 26. The arbitration shall be held in English in New York, United States if requested by SHINYAKU, and in Osaka, Japan if requested by INNOVIVE. Whenever a PARTY decides to institute arbitration proceedings, it shall give written notice to that effect to the other PARTY. Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of relevant scientific, financial, medical and industry knowledge. Any arbitrator eligible to conduct the arbitration must agree to render his or her opinion within thirty (30) days of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement regardless of whether any such damages are contained in a Proposal, and such award is expressly prohibited. The proceedings and decisions of the arbitrators shall be confidential, final and binding on all of the Parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof. Each PARTY shall bear its own attorneys’ fees for the arbitration. The PARTIES shall share equally the costs of arbitration. Nothing in this Section 26.2 will preclude either PARTY from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such PARTY or to preserve the status quo pending the arbitration proceeding.

ARTICLE 27
ENTIRE AGREEMENT

This Agreement constitutes the entire agreement by and between the PARTIES hereto with respect to any and all subject matter covered herein and shall supersede all previous negotiations, understandings and agreements between the PARTIES relating thereto. This Agreement may be amended, modified, altered, or changed only by written instrument duly executed by authorized representatives of the PARTIES hereto.

ARTICLE 28
MISCELLANEOUS

28.1
Publicity. Neither PARTY shall issue any press release or other publicity material or make representation which refers to the terms of this Agreement without the prior written consent of the other PARTY. However, this restriction shall not apply to announcements required by law or regulations including without limiting announcements to be made to the shareholders of either PARTY and to any Stock Exchange on which the shares or other securities of such a PARTY are quoted or listed. It is, however, the PARTIES’ intent that they shall co-ordinate to such an extent as may be reasonably possible with respect to the wording of any such announcements.

28.2
Agreement Language. The English language version of this Agreement shall be controlling in all respects, notwithstanding any translation hereof made for any purpose whatever. All communications and notices, assistance, disclosure and technical information permitted or intended hereunder among the PARTIES shall be in English.

28.3
Late Payments. Unless otherwise provided in this Agreement, INNOVIVE shall pay interest to SHINYAKU on the aggregate amount of any undisputed payments by INNOVIVE that are not paid on or before the date such payments are due under this Agreement, at a rate of [*] percent ([*]%) per annum, calculated on the number of days such payment is delinquent.

28.4
Conflict with Applicable Law. Should any part of this Agreement be in conflict with any applicable law, all other provisions of this Agreement shall remain in force and the PARTIES hereto shall mutually and in good faith modify the conflicting provisions so as to maintain essentially the spirit hereof and the original intent of the PARTIES.

28.5
§365(n) Acknowledgement. All rights and licenses now or hereafter granted under or pursuant to any Section of this Agreement, including ARTICLE 2, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)). Each PARTY hereby grants to the other PARTY and all of said PARTY’s AFFILIATES a right of access and to obtain possession of and to benefit from (i) SHINYAKU

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

TECHNICAL INFORMATION and INNOVIVE TECHNICAL INFORMATION, (ii) copies of research data, (iii) laboratory samples, (iv) product samples and inventory, (v) formulas, (vi) laboratory notes and notebooks, (vii) data and results related to clinical trials, (viii) regulatory filings and approvals, (ix) rights of reference in respect of regulatory filings and approvals, (x) pre-clinical research data and results, and (xi) marketing, advertising and promotional materials, all  of which constitute “embodiments” of intellectual property pursuant  to Section 365(n) of the Bankruptcy Code, and (xii) all other  embodiments of such intellectual property, whether any of the  foregoing are in either PARTY’s possession or control or in the  possession and control of third parties. Each PARTY agrees not to  interfere with the exercise by the other PARTY, its AFFILIATES, and its  SUBLICENSEES of rights and licenses to intellectual property licensed  hereunder and embodiments thereof in accordance with this  Agreement and agrees to use commercially reasonable efforts to  assist the other PARTY, its AFFILIATES, and its SUBLICENSEES to obtain  such intellectual property and embodiments thereof in the  possession or control of third parties as reasonably necessary or  desirable for either PARTY, its AFFILIATES and its SUBLICENSEES to  exercise such rights and licenses in accordance with this  Agreement. Notwithstanding anything to the contrary herein, the  acknowledgement of this section 28.5 and the associated rights of  access granted herein are limited to each PARTY’s rights and  licenses granted under this agreement.

The PARTIES hereto acknowledge and agree that all payments by INNOVIVE to SHINYAKU hereunder, other than royalty payments pursuant to Section 5.4, do not constitute royalties within the meaning of Bankruptcy Code §365(n) or relate to licenses of intellectual property hereunder.

ARTICLE 29
COUNTERPARTS

This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the PARTIES have made out two originals in English and have executed them by their duly authorized representatives.

NIPPON SHINYAKU CO., LTD.	INNOVIVE PHARMACEUTICALS, INC.

By:	By:
Kazuto Hatsuyama	Steven Kelly
Title: President	Title: President and CEO
Date:	Date:

SCHEDULE 1(G)
DEVELOPMENT PROGRAM

[*]

[*] Confidential treatment requested; certain information omitted and filed seperately with the SEC.

SCHEDULE 1(X)
SHINYAKU PATENT

[*]

Country	Application Date	Application No.	Publication date	Publication No.	Grant Date	Grant No.
PCT	[*]	[*]	[*]	[*]
Brazil		[*]	[*]
Canada		[*]
China		[*]
EP		[*]	[*]	[*]
Japan		[*]
Korea		[*]
Mexico		[*]
Russia		[*]
United States		[*]

Priority Date: [*]

When the application has been granted a patent in EP, it will be entered into the following designated countries: Germany, France, the United Kingdom, Italy, Spain, Belgium, Holland, Switzerland, Sweden, Austria, Portugal, Greece, Finland, Denmark, Turkey, Luxemburg, Monaco, Ireland, and Hungary.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

[*]

Country	Application Date	Application No.	Publication date	Publication No.	Grant Date	Grant No.
PCT	[*]	[*]	[*]	[*]
Priority Date: [*]

The application will be entered into the following countries at the national phase: Japan, the United States, Canada, China, Korea, Brazil, Mexico, Russia, Australia, India, Germany, France, the United Kingdom, Italy, Spain, Belgium, Holland, Switzerland, Sweden, Austria, Portugal, Greece, Finland, Denmark, Turkey, Poland, Luxemburg, Monaco, Ireland, and Hungary.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 13.3(b)
INNOVIVE PATENT COUNTRIES